Exhibit 5.1

Address: 845 Texas Avenue, Suite 200, Houston, Texas 77002 | Tel: 346.348.0239 | Website: www.kessepllc.com

July 11, 2025

The Glimpse Group, Inc.

15 West 38th Street, 12th Floor

New York, NY 10018

Ladies and Gentlemen:

We have acted as counsel to The Glimpse Group, Inc., a Nevada corporation (the “Company”), in connection with the offer and sale by the Company of up to $3,081,340 of shares (the “Shares”) of its common stock, par value $0.001 per share, pursuant to a sales agreement, dated July 11, 2025, between the Company and WestPark Capital, Inc. (the “Sales Agreement”).

The Shares will be offered and sold pursuant to the prospectus supplement, dated July 11, 2025 (the “Prospectus Supplement”), supplementing the prospectus (the “Base Prospectus”) that forms part of the Company’s shelf registration statement on Form S-3, as amended (File No. 333-268027) (the “Registration Statement”). As used in this opinion letter, the term “Prospectus” means the Base Prospectus, as supplemented by the Prospectus Supplement, including the documents incorporated or deemed to be incorporated by reference therein. The Sales Agreement is being filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated July 11, 2025.

As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the notice of effectiveness with respect to the Registration Statement, (ii) the Sales Agreement and (iii) the Prospectus.

We have also reviewed such other documents, corporate records and other instruments, and such questions of law, as we have deemed necessary or appropriate for the purpose of this opinion letter.

As to questions of fact material to the opinion expressed below, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Nevada, and we do not express any opinion herein concerning any law other than the laws of the State of Nevada.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement). We also hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.

In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion is furnished pursuant to Item 601 of Regulation S-K and cannot be relied on for any other purpose.

Very truly yours,

/s/ Kesse PLLC

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